Monday, May 22, 2000

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Bancorp, Inc. Announces Second Quarter Dividend

Lakeville, Connecticut, May 22, 2000/PRNewswire/-The Board of Directors of Salisbury Bancorp, Inc. (AMEX:SAL), the parent company of Salisbury Bank and Trust Company, declared a $0.13 per share quarterly cash dividend at their May 19, 2000 meeting. Dividends year to date for 2000 total $ 0.26 per common share. This represents an increase of $ 0.02 or 8.3% over the $0.24 per share dividends paid during the same period of 1999.The quarterly cash dividend will be paid on July 28, 2000 to shareholders of record as of June 30, 2000.

Salisbury Bancorp's sole subsidiary, Salisbury Bank and Trust Company, is a community bank with assets in excess of $200 million and capital in excess of $20 million, which has served the communities of Northwestern Connecticut and proximate communities in New York and Massachusetts for approximately 150 years. The bank has a full service Trust Department and offers commercial banking products and services through three full service offices in the Towns of Lakeville, Salisbury, and Sharon, Connecticut.

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